                                                                   Exhibit 10.21


                               SUPPLY AGREEMENT


     This supply agreement (the "Agreement") is made and entered into this 2nd day of October, 1995 by and between Progressive Bagel Concepts, Inc., a Delaware corporation ("PBCI"), and Doc's Cheese Company, L.L.C., a Delaware limited liability company ("DCC").

                                   RECITALS
                                   --------

     PBCI desires to purchase from DCC and to arrange for its subsidiaries and franchisees to purchase from DCC, and DCC desires to sell to PBCI and PBCI's subsidiaries and franchisees, certain of the requirements of PBCI and such subsidiaries and franchisees for cream cheese, cream cheese-related products, and spreads, all on the terms and subject to the conditions hereinafter set forth.

                                   COVENANTS
                                   ---------

     In consideration of the premises and the manual covenants and agreements herein contained, the parties here to agree as follows:

ARTICLE 1.0  DEFINITIONS

     1.1 DEFINITIONS. As used herein the following terms shall have the meaning given them below:

     "DCC [    ]"* shall mean DCC's [                                  ]* during
 each Retail Quarter, determined in the manner set forth in Exhibit A hereto.

     "PBCI Franchisee" shall mean a franchisee of PBCI.

     "PBCI Subsidiary" shall mean a wholly-owned subsidiary of PBCI.

     "Production Facility" shall mean DCC's production facility at 761 South 200 West, Richmond, Utah.

     "Products" shall mean (i) cream cheese, (ii) cream cheese-related products and (iii) spreads mutually agreed upon by PBCI and DCC.

     "Retail Period" shall mean one of PBCI's 13 consecutive four-week accounting periods used for accounting purposes.

     "Retail Quarter" shall mean, for the first Retail Quarter of each fiscal year, the four consecutive Retail Periods ending with the fourth Retail Period and, for the second, third and fourth Retail Quarters of each fiscal year, the three consecutive Retail Periods ending with each of the seventh, tenth and thirteenth Retail Period, respectively.

* Confidential treatment requested.

     "Term" shall mean the period commencing on the date hereof and continuing until the first to occur of (i) the fifth anniversary of the date hereof, (ii) the date of the Closing of the exercise by PBCI of the option granted pursuant to the option agreement of even date herewith between PBCI, DCC and the members of DCC, or (iii) the agreement in writing of PBCI and DCC to terminate this Agreement.

ARTICLE 2.0  PURCHASE AND SALE OF THE PRODUCTS

     2.1 On the terms and subject to the conditions set forth herein, and during the Term hereof, DCC agrees to sell to PBCI, PBCI Subsidiaries and PBCI Franchisees, and PBCI agrees to purchase from DCC, and to arrange for PBCI Subsidiaries and PBCI Franchisees to purchase from DCC, Products produced by DCC at the Production Facility.

     2.2 PBCI, PBCI Subsidiaries and PBCI Franchisees shall notify DCC from time to time of the quantity of Products they wish to purchase from DCC by placing purchase orders with DCC. Each order shall be filled by DCC within a commercially reasonable time period specified in the order. PBCI, either on its own or in combination with PBCI Subsidiaries and PBCI Franchisees, shall purchase from DCC (a) in each Retail Quarter through and including the third Retail Quarter in 1996 Products having a volume (measured in pounds) not less than the lesser of (i) 60% of the requirements of PBCI, PBCI Subsidiaries and PBCI Franchisees for the Products to be purchased during such Retail Quarter for bagel stores operated by PBCI and PBCI Subsidiaries and PBCI Franchisees under the EINSTEINS name or under the name of any other concept that may hereafter be adopted by PBCI as its predominant concept ("Einsteins Stores"), excluding bagel stores which may be subject to contractual commitments to purchase cream cheese, cream cheese-related products, and spreads from other sources which commitments are assumed by PBCI, PBCI Subsidiaries or PBCI Franchisees in connection with the acquisition of such stores ("Cream Cheese Commitments"), or (ii) the product of .16 million pounds of Products and the number of weeks in such Retail Quarter, and (b) in each Retail Quarter commencing with the fourth Retail Quarter in 1996 and thereafter Products having a volume (measured in pounds) not less than the lesser of (i) 60% of the requirements of PBCI, PBCI Subsidiaries and PBCI Franchisees for the Products to be purchased during such Retail Quarter for bagel stores operated by PBCI, PBCI Subsidiaries and PBCI Franchisees, excluding bagel stores which are subject to Cream Cheese Commitments and excluding bagel stores acquired by PBCI, PBCI Subsidiaries or PBCI Franchisees from third parties within the one-year period prior to the commencement of such Retail Quarter, or (ii) the product of .16 million pounds of Products and the number of weeks in such Retail Quarter.

     2.3 DCC shall not be obligated to sell to PBCI, PBCI Subsidiaries and PBCI Franchisees in any Retail Quarter Products having a volume (measured in pounds) in excess of .16 million pounds of Products and the number of weeks in such Retail Quarter; provided however, that prior to the end of the first Retail Quarter in 1996, DCC shall not be obligated to sell to PBCI, PBCI Subsidiaries and PBCI Franchisees an amount in excess of 57,600 pounds of Products per week.

     2.4 DCC may lease to Heart to Heart Foods, Inc., a Utah corporation ("HTH") production equipment located at the Production Facility, provided that such equipment may be used by HTH only to the extent such use does not interfere with DCC's performance of its obligations hereunder.

     2.5 The Products shall be produced (a) using such formulations as PBCI shall specify from time to time (the "Formulations"), (b) in accordance with such size, weight and other specifications as PBCI shall establish from time to time (the "Specifications"), and (c) in accordance with such manufacturing procedures as PBCI shall specify from time to time (the "Procedures"). All Formulations, Specifications and Procedures are subject to change upon notice from PBCI to DCC at any time. PBCI agrees to use reasonable best efforts to consult with DCC from time to time regarding any changes to the Formulations, Specifications and Procedures that it may be considering. All Formulations, Specifications and Procedures shall be owned by PBCI. PBCI also agrees that DCC shall have a royalty-free, non-exclusive license to use any technology, know-how or trade secrets developed for PBCI by C. Anthon Ernstrom, C. Reed Ernstrom or Berkley J. Ward during the term hereof, which license shall be solely for use by DCC in fulfilling its obligations under this Supply Agreement and which license shall terminate upon the termination of this Agreement.

     2.6 The Products shall be packaged using such packaging materials and labeling as shall be determined by PBCI. DCC agrees to maintain an inventory of such packaging materials and labels as directed by PBCI. All trademarks and trade dress appearing on packaging and labeling (including without limitation the trademark "Doc's") shall be the exclusive property of PBCI but DCC shall have a royalty-free nonexclusive license to use such trademarks and trade dress in packaging and labeling the Products for sale to PBCI hereunder.

     2.7 Products supplied hereunder shall be shipped F.O.B. the Production Facility, and ownership and risk of loss with respect to the Products supplied hereunder shall pass to PBCI or the PBCI Subsidiary or PBCI Franchisee when delivered to a carrier at the F.O.B. point.

     2.8 Payment terms shall be as mutually agreed by DCC, on the one hand, and PBCI and the PBCI Franchisees (or distributors referred to in Section 2.9), that purchase Products from DCC, on the other hand. In no event shall PBCI be construed as a guarantor of payment (or any other obligation) of any PBCI Franchisee or any food service distributor to DCC.

     2.9 Notwithstanding any other provision of this Agreement to the contrary, PBCI may at any time arrange for the Products to be sold to PBCI, PBCI Subsidiaries and PBCI Franchisees through one or more food service distributors. In such event (i) orders may be placed with DCC by such distributors, rather than by PBCI, PBCI Subsidiaries or PBCI Franchisees, and the obligation to pay for the Products delivered to any distributor shall be solely that of the distributor and not the obligation of PBCI or any PBCI Subsidiary or PBCI Franchisee, (ii) orders placed by such distributors shall be taken into account in determining whether the commitment in Section 2.2 has been satisfied, (iii) the other provisions of Article 2.0 governing the purchase and sale of the Products, including Sections 2.5, 2.6, 2.7 and 2.8, shall govern the production and sale of such Products, (iv) the provisions of Article 3.0 shall govern the pricing of the Products to the distributor, and (v) the product warranties in Article 4.0, the covenants in Article 5.0, and the indemnification and insurance provisions in Article 6.0 shall be made for the benefit of PBCI or the PBCI Subsidiary or PBCI Franchisee that ultimately purchases the Products, notwithstanding the purchase and sale by a distributor.

ARTICLE 3.0  PRICING

     3.1 The Products shall be sold to PBCI, PBCI Subsidiaries, PBCI Franchisees
and food service distributors referred to in Section 2.9 at DCC [     ]*
determined in the manner provided in Exhibit A and adjusted in the manner
provided for herein. Set forth in Exhibit B is DCC [    ]* of the Products as of
the date hereof. DCC [    ]* shall be redetermined as of the end of each Retail
Quarter during the Term, the prices based upon such redetermination shall take effect beginning with the first invoice following such redetermination, and the prices paid for Products invoiced during such preceding Retail Quarter shall be redetermined, with an appropriate payment or credit to be made to reflect such retroactive price adjustment.

     3.2 DCC [    ]* shall be determined based upon a Statement of [     ]* for
each Retail Quarter which shall be prepared by the Company and accompanied by the report of Cook & Dorigatti, or such other firm of independent accountants as shall be selected from time to time by PBCI, which firm shall be reasonably
acceptable to DCC. Each Statement of [     ]* shall be delivered to PBCI within
fifteen business days after the end of the Retail Quarter to which it relates, shall include the information required by Exhibit A and shall be accompanied by a report of such accountants in the form set forth in Exhibit C.

     3.3 DCC shall provide to PBCI and the accountants referred to in Section
3.2 all information requested by them in order to permit the preparation of the
report referred to in Section 3.2 and the determination of DCC [    ]*
therefrom. DCC shall also permit PBCI and such accountants to have access to its books and records at any time upon reasonable notice during normal business hours.

     3.4 PBCI may charge DCC for various costs incurred by PBCI in connection with research and development, product development, procurement or other costs related to the development, production, distribution and sale of the Products, and such costs shall be included in determining Total Expenses in DCC's Retail Quarter income statements.

ARTICLE 4.0  PRODUCT WARRANTIES

     4.1 DCC warrants to PBCI and all PBCI Subsidiaries and PBCI Franchisees that purchase Products from DCC that:

          4.1.1 each shipment of Products supplied hereunder shall be manufactured in accordance with the provisions of Section 2.5 hereof, shall be of good and merchantable quality and shall be fit for the purposes for which they are intended to be used;

* Confidential treatment requested.

          4.1.2 none of the Products supplied hereunder shall be adulterated or misbranded within the meaning of the Federal Food Drug and Cosmetics Act, as amended, except to the extent misbranding may arise from the use of PBCI's Formulations or Specifications, and none of such products will be an article which may not be introduced into interstate commerce under the provisions of
Section 404, 409 or 706 of that Act;

          4.1.3 none of the Products supplied hereunder shall be adulterated or misbranded within the meaning of any applicable provision of any state or municipal law, which provision is similar to any provision of the Federal Food, Drug and Cosmetics Act, as amended, except to the extent misbranding may arise from the use of PBCI's Formulations or Specifications;

          4.1.4 all ingredients used in the manufacture of the Products supplied hereunder will be permissible for use in the Products under applicable laws and regulations;

          4.1.5 the sale or use of the Products does not and will not infringe any United States or foreign patent, trade secret or other similar right of any third party.

     The foregoing warranties shall survive inspection and acceptance of any of the Products, and payment therefor, by PBCI, PBCI Subsidiaries and PBCI Franchisees.

ARTICLE 5.0  COMPLIANCE WITH LAWS; INSPECTION

     5.1 DCC agrees to comply with all governmental laws, regulations and orders applicable to its operations under this Agreement, and to bear any and all taxes, fees or other governmental charges applicable to such operations.

     5.2 DCC agrees to permit representatives of PBCI to inspect the Production Facility at any time to assure compliance with the terms of this Agreement, provided that PBCI agrees to use reasonable best efforts to assure that such inspections do not interfere with normal business operations.

ARTICLE 6.0  INDEMNIFICATION AND INSURANCE

     6.1 DCC agrees to indemnify and hold PBCI and all PBCI Subsidiaries and PBCI Franchisees that purchase Products harmless from and against all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees) incurred or suffered by them resulting from: (a) any breach of any representation or warranty made by DCC in or pursuant to this Agreement; (b) any default in the performance of any of the covenants or agreements made by the DCC in this Agreement; (c) any claim or action by any consumer or any other third party arising out of the production or sale of the Products (including any claims or actions for personal injury and any products liability claims or action), provided, however, that DCC shall have no obligation to indemnify PBCI or any PBCI Subsidiary or PBCI Franchisee with respect of any claim or action to the extent with claim or action arises out of the alteration, handling or misbranding of Products after they have been delivered to PBCI or any PBCI Subsidiary or PBCI

Franchisee; (d) any claim or action brought by any federal, state, local or foreign governmental agency in connection with the production or sale of the Products (including without limitation any claim or action under any law or regulation relating to public health, the sale of food and drugs, and the safe conduct of business), provided, however, that DCC shall have no obligation to indemnify PBCI or any PBCI Subsidiary or PBCI Franchisee with respect to any claim or action to the extent such claim or action arises out of the alteration, handling or misbranding of Products after they have been delivered to PBCI or any PBCI Subsidiary or PBCI Franchisee; or (e) any infringement or claim of infringement by DCC of any patent, trade secret or any other similar right of any third party.

     6.2 PBCI agrees to indemnify and hold DCC harmless from and against all expenses, losses, costs, deficiencies, liabilities and charges (including related counsel fees) incurred or suffered by it resulting from any claim or action by any consumer or other third party or any federal, state, local or foreign governmental agency to the extent it arises out of the alteration, handling or misbranding of Products by PBCI or PBCI Subsidiaries.

     6.3 DCC represents and warrants that it carries policies of comprehensive general liability insurance, including products liability insurance, with a combined single limit of $20,000,000, and that PBCI has been named as an additional insured on all such policies, that such policies maintained by DCC contain an endorsement (a) providing that DCC's policies are primary relative to PBCI or any PBCI Subsidiary or PBCI Franchisee, (b) providing that any other insurance maintained by PBCI or any PBCI Subsidiary or PBCI Franchisee is excess and non-contributing, and (c) waiving any and all rights of subrogation against PBCI, PBCI Subsidiaries and PBCI Franchisees, that all premiums which have become due on such policies have been paid, that such policies are in full force and effect, and that such policies may not be canceled, changed or allowed to lapse through non-renewal, failure to pay premiums or otherwise except upon not less than 60 days' prior written notice to DCC and PBCI. DCC has previously delivered to PBCI complete and accurate copies of such policies, together with satisfactory evidence of the coverage of PBCI as an additional insured, and will hereafter provide PBCI with copies of any renewal or replacement policies as issued. DCC agrees to maintain such policies in full force and effect, in the amount set forth above, throughout the term of this Agreement and for a period of five years thereafter, and to maintain PBCI as an additional insured under such policies.

ARTICLE 7.0  MISCELLANEOUS

     7.1 PBCI and DCC may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

     7.2 Each party to this Agreement shall pay all of the expenses incurred by it in connection with this Agreement, including without limitation its legal and accounting fees and expenses, and the commission, fees and expenses of any person employed or retained by it to bring about, or to represent it in, the transactions contemplated hereby.

     7.3 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. In addition, each of the PBCI Subsidiaries and PBCI Franchisees shall be express third party beneficiaries of the provisions hereof.

     7.4 This instrument and the exhibits attached hereto contain the entire agreement of the parties hereto with respect to the purchase and sale of the Products and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the exhibits attached hereto. In the event of any inconsistency between this Agreement and any purchase order, confirmation or similar document or instrument of PBCI, any PBCI Subsidiary or PBCI Franchisee or DCC, this Agreement shall govern.

     7.5 The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     7.6 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     7.7 Any notice, request, information or other document to be given hereunder shall be in writing. Any notice, request, information or the document shall be deemed duly given three business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

          If to DCC, addressed as follows:

               Doc's Cheese Company, L.L.C.
               761 South 200 West
               Richmond, Utah 84333
               Attention: C. Reed Ernstrom

          with a copy to:

               Parsons Behle & Latimer
               201 South Main Street
               Suite 1800
               Salt Lake City, Utah 84111
               Attention: William D. Holyoak, Esq.

          If to PBCI, addressed as follows:

               Progressive Bagel Concepts, Inc.
               1526 Cole Blvd., Suite 200
               Golden, Colorado 80401
               Attention: Chairman
          with a copy to:

               Progressive Bagel Concepts, Inc.
               1526 Cole Blvd., Suite 200
               Golden, Colorado 80401
               Attention: General Counsel

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, facsimile transmission, telex or ordinary mail), but no such notice , request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

     7.8 This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed wholly therein.

     7.9 No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by DCC without the prior approval of PBCI.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              PROGRESSIVE BAGEL CONCEPTS, INC.


                              By /s/ Paul A. Strasen
                                 ----------------------------------

                              DOC'S CHEESE COMPANY, L.L.C.


                              By /s/ C. Reed Ernstrom
                                 -----------------------------------

                                   EXHIBITS
                                   --------


Exhibit A      Determination of DCC [    ]*

Exhibit B      Initial DCC [    ]*

Exhibit C      Form of Statement of Independent Accountants

* Confidential treatment requested.

                                                                     EXHIBIT A
                                                                     ---------

                               DETERMINATION OF
                                   DCC [    ]*
                                   ----------


For each Retail Quarter, the DCC [    ]* shall be determined by the following
calculation:

     [          ]* (as hereinafter defined) [
           ]* of Product produced during the Retail Quarter per DCC's Production Log.

Total Cost shall mean:

1.   [                        ]* per the Retail Quarter Income Statement plus
     Total Expenses per the Retail Quarter Income Statement (except that extraordinary items (including without limitation the creation or increase of any reserves or charges for bad debts on loans to Heart to Heart Foods, Inc. or Berkley Ward) shall be included in Total Expenses only to the extent agreed by PBCI);

2. Plus the Net Increase (or Minus the Net Decrease) in the Total Finished Goods Inventory for the Retail Quarter per the Retail Quarter Balance Sheet;

3.   Plus the Total Net Cash Deficit (or Minus the Net Cash Surplus) obtained by
     (a) crediting (i) principal payments received during the Retail Quarter by DCC on its loans to Heart to Heart Foods, Inc. and Berkley J. Ward and (ii) Total Depreciation Expense per the Retail Quarter Income Statement and (b) debiting (i) principal payments made during the Retail Quarter by DCC on its loans from PBCI and (ii) distributions made by DCC pursuant to Sections
     6.2 or 6.3 of its limited liability company agreement of even date herewith.

The Retail Quarter Income Statement shall be prepared in accordance with generally accepted accounting principles applied in a manner consistent with the income statements of Heart to Heart Foods, Inc. for periods ending prior to the date hereof, and in accordance with the following principles:

1. Used fixed assets shall be depreciated over a period of five years and new fixed assets shall be depreciated over a period of seven years.

2. Inventories shall be maintained at the lower of acquisition cost or market, on a first-in, first-out (FIFO) basis.

* Confidential treatment requested.

                                                                     Exhibit B
                                                                     ---------

                               INITIAL DCC [    ]*
                               ------------------


                              [       ]* per pound







* Confidential treatment requested.

                                                                     EXHIBIT C
                                                                     ---------

                               FORM OF STATEMENT
                                      OF
                            INDEPENDENT ACCOUNTANTS
                            -----------------------


Managers
Doc's Cheese Company, L.L.C.

Board of Directors
Progressive Bagel Concepts, Inc.

Ladies and Gentlemen:

     At your request, we have performed certain agreed upon procedures, as
enumerated below, with respect to the Statement of [     ]* of Doc's Cheese
Company, L.L.C. for the Retail Quarter ending Month xx, 19xx. These procedures, which were specified by the Board of Directors of Progressive Bagel Concepts, Inc. and the managers of Doc's Cheese Company, L.L.C., were performed solely to meet the requirements of the supply agreement between Progressive Bagel Concepts, Inc. and Doc's Cheese Company, L.L.C. It is understood that this report is solely for your information and should not be used by those who did not participate in determining the procedures.

     a.   We have compared the [     ]* as reported in the Statement of [     ]*
          to the [                  ]* as reflected in the general ledger of
          Doc's Cheese Company, L.L.C., and reconciled any material differences.

     b.   We have compared the Statement of [     ]* to the listing of [     ]*
          as per Exhibit A of the referenced Supply Agreement and noted any
          material addition of [    ]* categories.

     c. We have compared the total reported pounds produced with the Production Log and reconciled any material differences

     d.   We have tested the Statement of [     ]* for mathematical accuracy.

     Because the procedures described above do not constitute an examination of financial statements in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, we do not express an opinion on whether the financial statement is presented in conformity with AICPA guidelines.

     In connection with the procedures referred to above, no matters came to our
attention that caused us to believe that the Statement of [     ]* was not
reflective of the general ledger, that [    ]* categories were included that
were not reflected in Exhibit A of the Supply Agreement, that the


     *Confidential treatment requested.

pounds reported were materially different than those shown on the Production Log or that the Statement of [ ]* is mathematically inaccurate. Had we performed additional procedures or had we made an examination in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, matters might have come to our attention that would have been reported to you. We have no responsibility to update this report for events and circumstances occurring after the date of this report.

*Confidential treatment requested.